Filed Pursuant to Rule 433
Registration No. 333-135464

The issuer has filed a Market-Making Prospectus with the U.S. Securities and Exchange Commission (SEC) for the public offering of the issuer’s 7.50% senior notes due 2016, which closed on July 26, 2006. Goldman, Sachs & Co. is continuing to make a market in the senior notes pursuant to the Market-Making Prospectus. Before you invest in the issuer’s senior notes, you should read the Market-Making Prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and an investment in its senior notes. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of the Market-Making Prospectus if you so request by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 8, 2008

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
(Exact Name of Registrant as Specified in Charter)

Bermuda	001-32938	98-0481737
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
27 Richmond Road
Pembroke HM 08, Bermuda
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (441) 278-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
          On January 8, 2008, Allied World Assurance Company Holdings, Ltd (“Allied World”) issued a press release announcing that, effective as of January 1, 2008, Mr. Scott Carmilani, Allied World’s Chief Executive Officer, President and a member of its Board of Directors (the “Board”), was appointed as Chairman of the Board, and that Mr. Bart Friedman, Deputy Chairman of the Board, was appointed as its Lead Independent Director. Mr. Michael Morrison, Allied World’s former Chairman of the Board, will continue to serve as a member of the Board.
          A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits

Exhibit
Number	Description

99.1	Press release, dated January 8, 2008.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
Dated: January 8, 2008	By:	/s/ Wesley D. Dupont
		Name:	Wesley D. Dupont
		Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press release, dated January 8, 2008.

Exhibit 99.1

FOR IMMEDIATE RELEASE
CARMILANI APPOINTED CHAIRMAN OF ALLIED WORLD
PEMBROKE, BERMUDA — January 8, 2008 — Allied World Assurance Company Holdings, Ltd (NYSE: AWH) today announced that Scott Carmilani, Allied World President and Chief Executive Officer, has been appointed Chairman of the Board effective January 1, 2008. Former Chairman, Michael Morrison, will continue to serve as a director. Mr. Carmilani will remain in his current position of President and CEO.
“I am both honored and excited to have the opportunity to further serve Allied World as Chairman of the Board. I look forward to continuing the company’s endeavor to create value for our shareholders, clients and employees within this capacity,” said Mr. Carmilani.
Mr. Carmilani became a director in September 2003 after joining Allied World as Executive Vice President in February 2002. He was elected President and Chief Executive Officer in January 2004.
In addition to Mr. Carmilani’s appointment, Bart Friedman was appointed Allied World’s lead independent director effective January 1, 2008.
“I am confident the company will continue to prosper and build shareholder value under Scott’s leadership,” said Mr. Morrison. “And I look forward to working with both Bart and Scott in their new roles.”
About Allied World Assurance Company
Allied World Assurance Company Holdings, Ltd, through its insurance subsidiaries, is a global provider of insurance and reinsurance solutions, offering superior client service through offices in Bermuda, the United States and Europe. Our insurance subsidiaries are rated A (Excellent) by A.M. Best Company and A- (Strong) by Standard & Poor’s. Our Bermuda and U.S. insurance subsidiaries are rated A2 (Good) by Moody’s Investors Service. For further information on Allied World Assurance Company, please visit our website at www.awac.com.
Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; investigations of market practices and related settlement terms; negative rating agency actions; the adequacy of our loss reserves; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.
For more information, please contact:
Allied World Assurance Company
Media:
Faye Cook
AVP, Marketing & Communications
+1-441-278-5406
faye.cook@awac.com
Investors:
Keith J. Lennox
Investor Relations Officer
+1-212-635-5319
keith.lennox@awac.com
Website: http://www.awac.com